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                                    Exhibit 23.1
              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
E.Com International, Inc.:


We consent to the use of our report included herein and to the reference to our firm under the headings "Experts" and "Selected Financial Data" in the Prospectus.

Our report dated February 27, 1998 contains an explanatory paragraph that the Company has no significant operating revenues and has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                         KPMG Peat Marwick LLP

Portland, Oregon
March 13, 1998